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                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                                      OF
                              STANT CORPORATION
                                      AT
                             $21.50 NET PER SHARE
                                      BY
                            E&W ACQUISITION CORP.
                    AN INDIRECT WHOLLY OWNED SUBSIDIARY OF
                                 TOMKINS PLC

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,
 Trust Companies and Other Nominees:

   We have been appointed by E&W Acquisition Corp., a Delaware corporation (the "Purchaser") and an indirect wholly owned subsidiary of Tomkins PLC, a corporation organized under the laws of England ("Parent"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of Stant Corporation, a Delaware corporation (the "Company"), at a price of $21.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 11, 1997 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully diluted basis. The Offer is also subject to other terms and conditions contained in the Offer to Purchase.

   Enclosed for your information and use are copies of the following documents:

     1. Offer to Purchase;

     2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

     3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Citibank, N.A. (the "Depositary") by the expiration of the Offer or if the procedure for book-entry transfer cannot be completed by the expiration of the Offer;

     4. A letter to stockholders of the Company from John P. Reilly, President and Chief Executive Officer, of the Company, together with a Solicitation/ Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

     5. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

     7. Return envelope addressed to the Depositary.

   WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MAY 8, 1997, UNLESS THE OFFER IS EXTENDED.


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   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 9, 1997, (the "Merger Agreement"), by and among the Company, Tomkins Corporation, a Delaware corporation and a wholly owned subsidiary of Parent, and the Purchaser. The Merger Agreement provides that, among other things, following the consummation of the Offer and the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of the Company or by any subsidiary of the Company and Shares owned by Tomkins Corporation, the Purchaser or any other wholly owned subsidiary of Tomkins Corporation or held by stockholders who perfect their appraisal rights under Delaware law) will be converted into the right to receive the per Share price paid in the Offer, without interest.

   In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the Book-Entry Transfer Facilities (as defined in the Offer to Purchase), a Letter of Transmittal (or facsimile thereof) properly completed and duly executed, or an Agent's Message (as defined in the Offer to Purchase), and any other required documents in accordance with the instructions contained in the Letter of Transmittal.

   If a holder of Shares wishes to tender Shares, but cannot deliver such holder's certificates or other required documents, or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender of Shares may be effected by following the guaranteed delivery procedure described in Section 3 of the Offer to Purchase.

   The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager or the Information Agent as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, Purchaser will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Purchaser will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   Any questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective telephone numbers and addresses set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent at its address and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                          BZW, the investment banking
                                          division of Barclays Bank PLC

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PARENT, THE PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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